Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of DHT Holdings, Inc. and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting dated April 29, 2013, appearing in the Annual Report on Form 20-F of DHT Holdings, Inc. for the year ended December 31, 2012.

/s/ Deloitte AS

Oslo, Norway
August 19, 2013